Exhibit 10.13
FIRST AMENDMENT TO
AGREEMENT
BY AND BETWEEN
KEYCORP
AND
HENRY L. MEYER III
     WHEREAS, Henry L. Meyer III (“Meyer”) and KeyCorp entered into an Agreement dated January 1, 2008 (“Meyer Agreement”), which outlines the terms and conditions of Meyer’s employment with KeyCorp and further, provides Meyer with certain payments and other employee benefits in the event that his employment is terminated following a Change of Control (as that term is defined in the Meyer Agreement), and
     WHEREAS, on November 14, 2008, the United States Department of Treasury (“Treasury”) purchased from KeyCorp $2.5 billion of Preferred Stock and warrants to purchase common stock under the Troubled Assets Relief Program (the “TARP”) Capital Purchase Program of the Emergency Economic Stabilization Act of 2008 (“EESA”).
     NOW THEREFORE, and pursuant to the requirements of the EESA, the Meyer Agreement is hereby amended as follows:
1.	Section 16 of the Meyer Agreement shall be deleted in its entirety and the following Section 16 shall be substituted therefore:
“16. Statutory Limitations including those Limitations Mandated under the Emergency Economic Stabilization Act of 2008.
(a) If any payments otherwise payable to Meyer under this Agreement are prohibited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, the compensation prohibitions specifically mandated under Section 111(b) and/or Section 111(c) of the Emergency Economic Stabilization Act of 2008 (“EESA”) as may be applicable to Key as of the time of Meyer’s termination, or by any regulation issued by the Federal Deposit Insurance Corporation (the “FDIC”) that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation being a “Limiting Rule”):
     (i) Unless such payment is specifically limited under the provisions of EESA, Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Key to Meyer of the maximum amount that is permitted (up to the amounts that would be due to Meyer absent the Limiting Rule); and

     (ii) Meyer will be entitled to receive a lump sum payment equal to the greater of either (i) the aggregate amount payable under this Agreement (as limited by the Limiting Rule) or (ii) the aggregate payments that would be due under applicable Key severance, separation pay, and/or salary continuation plans that may be in effect at the time of Meyer’s termination (as if Meyer were not a party to this Agreement) up to the amounts that would be due to Meyer under this Agreement or otherwise absent the Limiting Rule; provided that the timing of any payments shall be made in the manner set forth in Section 7.1(h) (i.e., the first day of the seventh month following the Termination Date) and provided further, that the payment may not exceed the amount specified in Section 7.1(c), and the payment will otherwise comply with all requirements under Section 409A.
(b) In the event of an extension or renewal of this Agreement pursuant to Section 1 hereof during the period of time commencing on the date that Key, if ever, becomes subject to Section 111(c) of EESA due to the U.S. Treasury’s auction purchases and ending on the last day of the “TARP authorities period” (as that term is defined in accordance with Section 111(c) of EESA), then notwithstanding any other provisions in this Agreement to the contrary, the terms of such extension or renewal shall incorporate the compensation prohibitions specifically mandated under Section 111(c) of EESA such that the payments due under such extension or renewal will be limited, in a manner similar to that described in Section 16(a)(ii) to an amount that would not violate Section 111(c) of EESA.”
2.	The amendment set forth in Paragraph 1 shall be effective as of January 1, 2009.

3.	Except as amended herein, the Meyer Agreement shall remain in full force and effect.
          IN WITNESS WHEREOF, the parties have caused this First Amendment to the Meyer Agreement to be executed as of this 15th day of December, 2008, to be effective as of January 1, 2009.

KeyCorp		Henry L. Meyer III

By:	/s/ Thomas C. Stevens Thomas C. Stevens	/s/ Henry L. Meyer III
Vice Chair